Exhibit 10.20

AMENDED AND RESTATED SALARY CONTINUATION AGREEMENT

This Amended and Restated Salary Continuation Agreement (“Agreement”), which supersedes and cancels any previously dated Salary Continuation Agreements, is made and entered into as of this 26th day of December, 2008, by and between J. Alexander’s Corporation, a Tennessee corporation with its principal office in Nashville, Tennessee (the “Corporation”), and Mark A. Parkey, a resident of Franklin, Tennessee (“Employee”).

For and in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Recitals. The Corporation values the efforts, abilities and accomplishments of Employee in the performance of his duties as an employee of the Corporation, and the Corporation recognizes the importance of Employee as a member of the management of the Corporation. In order to induce the continued employment with the Corporation of Employee, Corporation is willing to provide the benefits contained in this Agreement, and Employee accepts these benefits as a material part of his employment with the Corporation.

2. Definitions.

a. “Base Salary” for purposes of calculating a benefit hereunder as of a specific date shall be the greater of (i) the Employee’s actual annual base salary in effect as of that date or (ii) the average of the Employee’s annual base salary for the three full fiscal years immediately preceding the Separation from Service.

b. “Beneficiary” or “Beneficiaries” shall mean the person(s) designated as the Employee’s beneficiary or beneficiaries in an election form filed by the Employee with the Corporation, or in the absence of such designation, the Employee’s Beneficiary shall be deemed to be the Employee’s estate.

c. “Change in Control” shall mean a “change in control” of the Corporation as defined in Section 2(g) of the J. Alexander’s Corporation Amended and Restated 2004 Equity Incentive Plan.

d. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time. References to any section of the Internal Revenue Code shall include any successor provision thereto.

e. “Conversion Interest Rate” shall mean seven percent (7%).

f. “Employee’s Early Retirement Date” shall mean the date of the Employee’s Separation from Service before attaining his Normal Retirement Age, for reasons other than death.

g. “Employee’s Normal Retirement Date” shall mean the date of the Employee’s Separation from Service on or after the Employee attaining his Normal Retirement Age.

h. “ERISA” shall mean the Employee Retirement Income Security Act of 1974.

i. “Normal Retirement Age” shall mean the date the Employee attains age 65.

j. “Qualified Change in Control” shall mean a “change in the ownership” or “effective control” of the Corporation, or a “change in the ownership of a substantial portion of the assets” of the Corporation as defined in Treasury Regulation 1.409A-3(i)(5).

k. “Separation from Service” shall mean a “separation from service” as defined in Treasury Regulation 1.409A-1(h). Pursuant to Treasury Regulation 1.409A-1(h), a Separation from Service shall occur on the date the Corporation and the Employee reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services the Employee will perform after such date (whether as an Employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period (or the full period of services to the Corporation if the Employee has been providing services to the Corporation for less than thirty-six (36) months).

l. “Treasury Regulations(s)” shall mean the regulations promulgated by the Treasury Department under the Code.

Other terms may be defined in sections of this Agreement where such terms are used.

3. Normal Retirement Benefit. In the event of the Employee’s Separation from Service from the Corporation for any reason other than death on or after the date on which the Employee attains his Normal Retirement Age, then the Corporation shall pay to Employee an annual benefit equal to fifty percent (50%) of the Employee’s Base Salary as of the Employee’s Normal Retirement Date (the “Normal Retirement Benefit”). The Normal Retirement Benefit shall be payable to the Employee in equal monthly installments, for a period of fifteen (15) years (one-hundred eighty (180) payments) (the “Normal Retirement Benefit Payment Period”). The Normal Retirement Benefit shall commence within thirty (30) days of the Employee’s Normal Retirement Date (with the date of the initial payment within such period determined by the Corporation in its sole discretion) and shall continue until the expiration of the Normal Retirement Benefit Payment Period.

4. Termination of Employment Prior to Normal Retirement Age. In the event of the Employee’s Separation from Service before the Employee’s Normal Retirement Age for reasons other than death, the Corporation shall pay to the Employee a lump sum amount (the “Vested Benefit”), as follows. Where such Separation from Service occurs prior to the close of business on December 26, 2008, the Vested Benefit shall be a lump sum equal to the amount on Exhibit A applicable to 2008. For each day beginning at the close of business on December 26, 2008 until and including the close of business on December 31, 2008, with respect to a Separation from Service as of such times, the Vested Benefit payable in a lump sum shall increase by one-sixth of the difference between the computed Vested Benefit applicable on January 1, 2009 and the amount on Exhibit A applicable to 2008. Where such Separation from Service occurs on or after January 1, 2009, the Vested Benefit shall be a lump sum equal to the present value as of the date of payment of an annual benefit equal to fifty percent (50%) of the Employee’s Base Salary as of the Employee’s Early Retirement Date, payable in equal monthly installments for a period of fifteen (15) years (one-hundred eighty (180) payments) commencing on the date the Employee attains his Normal Retirement Age. The present value calculation of the Vested Benefit shall use a discount rate equal to the Conversion Interest Rate. Notwithstanding the foregoing, if the amount payable under this Section 4 as the Vested Benefit is less than the designated dollar amount on attached Exhibit A as the vested amount that would apply on the relevant date of termination (the “Minimum Lump Sum”), then the Minimum Lump Sum shall be paid in lieu thereof. The Vested Benefit shall be paid within thirty (30) days of the Employee’s Early Retirement Date, with the date of such payment within such period determined by the Corporation in its sole discretion. Notwithstanding any other provision of this Agreement to the contrary, the Employee may modify the time and form of the payment of benefits due to the Employee for a Separation from Service on or after January 1, 2009 under this Section 4 by notifying the Corporation that the Employee elects, in lieu of payment of the Vested Benefit as a lump sum, payment of the Vested Benefit as an annual benefit equal to fifty percent (50%) of the Employee’s Base Salary as of the Employee’s Early Retirement Date, paid in equal monthly installments for a period of fifteen (15) years (one-hundred eighty (180) payments) commencing on the later of the date the Employee attains his Normal Retirement Age and the date that is five years after Separation from Service; provided such modification shall not take effect until at least twelve (12) months after the date the modification is made. If an attempted modification does not meet the requirements of the preceding sentence, then it shall be void, and the time and form of payment in effect with regard to the Employee’s benefits under the Agreement prior to such attempted modification shall remain effective.

5. Death Benefit.

a. Death Prior to the Employee’s Normal Retirement Age. If Employee dies while employed by the Corporation prior to attaining his Normal Retirement Age, the Corporation shall pay a salary continuation benefit, as set forth below, for a period ending on the date on which the Employee would have attained his Normal Retirement Age or ten years (one-hundred twenty (120) payments) from the date of the Employee’s death, whichever is longer (the “Death Benefit Payment Period”). Such benefits shall (i) be payable in equal monthly installments to the Employee’s Beneficiary; (ii) commence within thirty (30) days of the Employee’s death (with the date of the initial payment within such period determined by the Corporation in its sole discretion) and (iii) shall continue until the expiration of the Death Benefit Payment Period. The annual salary continuation benefit for the first full year following the death of Employee shall be one-hundred percent (100%) of the Employee’s Base Salary in effect hereunder as of the Employee’s death. Thereafter, for the remainder of the Death Benefit Payment Period, the annual salary continuation benefit shall be fifty percent (50%) of the Employee’s Base Salary in effect hereunder as of the Employee’s death.

b. Death after Normal Retirement Age, but prior to the Employee’s Normal Retirement Date. If the Employee dies after attaining his Normal Retirement Age, but prior to the Employee’s Normal Retirement Date, the Employee’s Beneficiary shall receive the Employee’s Normal Retirement Benefit calculated as if the Employee had experienced a Separation from Service as of his date of death. Such benefits shall commence within thirty (30) days of the Employee’s death (with the date of the initial payment within such period determined by the Corporation in its sole discretion) and shall continue for the Normal Retirement Payment Period.

c. Death after the Commencement of Benefits. If the Employee dies after his benefit payments have commenced in installments under the applicable Section of this Agreement, the installment payments shall continue to be paid to the Employee’s Beneficiary in the same manner and at the same times as they would have been paid to the Employee had he survived.

6. Delay of Payments Pursuant to Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, if (i) the Employee is a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)) of the Corporation on the date of the Employee’s Separation from Service and (ii) in connection with such Separation From Service any payments to be provided to the Employee pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of the Employee’s Separation from Service from the Corporation, or, if earlier, the date of the Employee’s death. Any payments delayed pursuant to this Section 6 shall be made in a lump sum on the first day of the seventh month following the Employee’s Separation from Service or, if earlier, the date of the Employee’s death, and any remaining payments, if applicable, required to be made under this Agreement will be paid upon the schedule otherwise applicable to such payments under the Agreement.

7. Funding upon a Change in Control. Upon a Change in Control, the Corporation shall establish a “rabbi trust” in accordance with Revenue Procedure 92-64 and subsequent guidance published by the Internal Revenue Service (the “Trust”) and shall contribute an amount sufficient based on projected benefits to fund the Employee’s Normal Retirement Benefit. The amount of any such contribution shall include any investment vehicles (such as Corporation-owned insurance contracts on the life of the Employee) previously established by the Corporation in connection with the proposed funding of benefits. Further, the Corporation shall have an ongoing obligation to continue to make contributions to the rabbi trust in an amount sufficient to fund the Employee’s Normal Retirement Benefit until the Employee receives the full amount of the benefit he is entitled to receive under the Agreement. The calculation of the funding of the Employee’s Normal Retirement Benefit shall be determined by an actuary or accountant chosen by the Corporation and such calculation must be completed prior to the closing of any such Change in Control. The calculation shall thereafter be performed no less often than annually in order to calculate whether additional contributions are necessary. The actuary or accountant chosen by the Corporation shall utilize the following principal assumptions when determining the funding required by this Section 7 at the time any calculation is performed: (i) an interest rate equal to the Conversion Interest Rate; (ii) a turnover rate of zero;

(iii) an assumption that the Employee will remain employed until his Normal Retirement Date; and (iv) a four and one-half percent (4.5%) annual increase in Base Salary above the Base Salary used to calculate benefits hereunder at the time any calculation is performed. The Corporation may not remove funds which have previously been contributed to the Trust at any time, except to the extent necessary to pay the benefits due under this Agreement. Notwithstanding the foregoing, the assets of the Trust shall at all times remain subject to the claims of general creditors of the Corporation in the event of its insolvency as more fully described in the Trust. Notwithstanding the fact that a Trust shall be established under this Section 7 upon a Change in Control, the Corporation shall remain liable for paying the benefits under this Agreement. However, any payment of benefits to the Employee or his Beneficiary made by such Trust shall satisfy the Corporation’s obligation to make such payment to such person. Upon satisfaction of the Corporation’s obligation to make any and all benefit payments to the Employee or his Beneficiary, such Trust shall terminate, and any remaining Trust assets shall be returned to the Corporation. The Trust may contain such other terms and conditions as the Corporation may determine to be necessary or desirable. Notwithstanding the foregoing, the Trust may not be amended or terminated (except as provided in Section 15) upon a Change in Control or thereafter, except to the extent required to ensure the Trust is in compliance with ERISA or the Code.

8. Claims Procedure. If any benefits become payable under this Agreement, the Employee or his designated beneficiary shall file a claim for benefits by notifying the Corporation orally or in writing. If the claim is wholly or partially denied, the Corporation will provide a written notice within ninety (90) days specifying the reason for the denial, the provisions of the Agreement upon which the denial is based, and any additional material or information necessary to receive benefits, if any. Also, such written notice shall indicate the steps to be taken if a review of the denial is desired. If a claim is denied and a review is desired, the Employee or his designated beneficiary shall notify the Corporation in writing within sixty (60) days. In requesting a review, the Employee or beneficiary may review this Agreement, and may submit any written issues and comments he feels are appropriate. The Corporation shall then review the claim and provide a written decision within sixty (60) days stating the specific reasons for the decision and including references to the provisions of the Agreement on which the decision is based. Notwithstanding the foregoing, the Employee shall be entitled to reimbursement of all costs and expenses (including reasonable attorneys fees) incurred by the Employee or his beneficiaries, heirs or executors in connection with any claim or proceeding to enforce this Agreement.

9. Non-Assignable Benefits. Neither the Employee nor his Beneficiary shall have any right to sell, assign, transfer or otherwise convey or encumber the right to receive any benefits hereunder.

10. Other Employment Benefits. Any payments under this Agreement shall be independent of, and in addition to, employment benefits under any other plan, program or agreement which may be in effect between the parties hereto, or any other compensation payable to the Employee or the Employee’s Beneficiary by the Corporation.

11. No Contract of Employment. This Agreement shall not be construed as a contract of employment, nor does it restrict the right of the Corporation to discharge the Employee or the right of the Employee to terminate his employment.

12. Benefits Not Funded. Subject to Section 7 of this Agreement, the Corporation shall be under no obligation whatsoever to purchase or maintain any contract, policy or other asset to provide the benefits under this Agreement. Further, any contract, policy or other asset which the Corporation may utilize to assure itself of the funds to provide the benefits hereunder shall not serve in any way as security to the Employee for the Corporation’s performance under this Agreement, and Employee shall have no right to, or claim against, such contract or policy. Employee further acknowledges that with respect to the benefits provided under this Agreement, Employee’s status is that of an unsecured creditor of the Corporation.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Tennessee.

14. Amendment.

a. Amendment by the Corporation Prior to a Change in Control. Except as provided in Section 15(a) below, this Agreement may not be altered, amended or revoked prior to a Change in Control, except by a written agreement signed by both parties or as required to comply with ERISA or the Code.

b. Amendment by the Corporation upon or Following a Change in Control. Upon a Change in Control and thereafter, this Agreement may not be altered, amended or revoked by the Corporation under any circumstances, except as required to comply with ERISA or the Code.

15. Termination.

a. Termination by Corporation prior to a Change in Control. This Agreement may be terminated by the Corporation under one of the following conditions:

(1) The Corporation may terminate this Agreement at its sole discretion, provided that:

(i)	All arrangements sponsored by the Corporation that would be aggregated with this Agreement under Section 1.409A-1(c)(2) of the Treasury Regulations are terminated with respect to all Employees;

(ii)	No payments will be made, other than those otherwise payable under the terms of this Agreement absent the Agreement’s termination, within twelve (12) months of the termination of the Agreement;

(iii)	All payments due to the Employee under this Agreement will be made within twenty-four (24) months of such termination;

(iv)

The Corporation does not adopt a new arrangement that would be aggregated with any terminated arrangement under Section 409A at any time within the three-year period following the date of termination of this Agreement; and

(v)	The termination does not occur proximate to a downturn in the financial health of the Corporation.

(2) The Corporation, at its discretion, may terminate this Agreement within twelve (12) months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that amounts deferred under this Agreement are included in the gross income of Employee in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received):

(i)	The calendar year in which the termination of this Agreement occurs;

(ii)	The first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

(iii)	The first calendar year in which the payment is administratively practicable;

(3) The Corporation may amend this Agreement to provide that termination of the Agreement will occur under such conditions and events as may be prescribed by the Secretary of the Treasury in generally applicable guidance published in the Internal Revenue Bulletin.

If the Corporation terminates this Agreement pursuant to this Section 15(a), the Employee shall be entitled to receive a lump sum payment equal to the present value of the benefit the Employee would have received under the Agreement if he had terminated employment on the date of such termination, which present value shall be determined as of the date of payment using the Conversion Interest Rate as a discount rate. The lump sum payment shall be made in accordance with and at such time as permitted by this Section 15(a) or Section 409A of the Code.

(b) Termination by Corporation upon or Following a Change in Control. Upon a Change in Control and thereafter, this Agreement may not be terminated by the Corporation under any circumstances.

16. Guaranty. In the event of a Change in Control, the Corporation shall obtain the guaranty of the Corporation’s obligations under this Agreement by the acquirer and the ultimate parent entity (based on the majority of voting power and pecuniary interest in the outstanding equity) of the Corporation or its successor after such Change in Control. The failure of the Company to obtain such guaranty of this Agreement as reflected in an endorsement as guarantor of the Corporation’s obligations hereunder shall constitute a material breach of this agreement by the Corporation.

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Salary Continuation Agreement as of the day and year first above written.

J. ALEXANDER’S CORPORATION

By:	/s/ R. Gregory Lewis Chief Financial Officer, Vice-President, Finance

Employee:	/s/ Mark A. Parkey Mark A. Parkey

Exhibit A

Minimum Lump Sum

Year of Termination	Amount Vested
2008	$131,424
2009	150,286
2010	169,651
2011	189,541
2012	209,967
2013	230,921
2014	251,985
2015	273,516
2016	295,495
2017	317,196
2018	339,275
2019	361,721
2020	384,333
2021	407,341
2022	430,766
2023	454,573
2024	478,746
2025	503,246
2026	528,014
2027	553,034

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